Exhibit 10.1

ACQUISITION AGREEMENT

This Acquisition Agreement (“Agreement”) dated as of March 23, 2007, is made and entered into by and among Optionable, Inc., a corporation organized pursuant to the laws of State of Delaware (“Buyer”), Peter Holmquist, Douglas Town, and Joseph Mc Hugh (“Sellers”).

WHEREAS, the Seller desires to sell and assign certain assets to the Buyer and the Buyer desires to purchase and receive such assets;

WITNESSETH:

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the Parties hereto agree as follows:

SECTION 1. Sale and Purchase of the Acquired Assets

2.1 Agreement to Sell and Purchase. Subject to the terms, agreements, warranties, representations and conditions of this Agreement, Sellers hereby agree to sell, convey, transfer, assign and deliver to Buyer, and Buyer hereby agrees to purchase, all of Sellers rights, title and interest in and to the Sellers client list, intellectual property used in the course of Sellers derivatives brokerage and trading business, associated intangible properties and associated goodwill (the “Acquired Assets”).

2.2 Assumption of Liabilities. The Buyer is not assuming any liabilities of Sellers whether or not they relate to the Acquired Assets.

2.3 Allocation of Purchase Price. The Parties shall negotiate in good faith an allocation of the purchase price.

SECTION 2. Purchase Price As consideration for the Acquired Assets:

2.1 Cash. Buyer shall pay to the Sellers as follows: $400,000 concurrent with the execution hereof ($160,000 to Peter Holmquist, $120,000 to Douglas Town, $120,000 to Joseph McHugh), $400,000 ($160,000 to Peter Holmquist, $120,000 to Douglas Town, $120,000 to Joseph McHugh) eighteen months from the execution hereof, and $400,000 ($160,000 to Peter Holmquist, $120,000 to Douglas Town, $120,000 to Joseph McHugh) on the third anniversary hereof.

2.2 Warrants. Concurrent with the execution hereof, Buyer shall grant to Sellers warrants to purchase 900,000 shares of Buyer’s common stock (“Common Shares”) (360,000 to Peter Holmquist, 270,000 to Douglas Town, and 270,000 to Joseph McHugh) exercisable for five years and at an exercise price per share equal to $5 per share. 33 1/3% of such warrants shall be immediately exercisable and 66 2/3% such warrants shall become exercisable if the Sellers are collectively responsible for at least $1 million in energy-related brokerage fees during the 12-month period following the effective date of this agreement.

In lieu of exercising the Warrant by paying the exercise price in cash, the Warrant may be exercised in whole at any time or in part from time to time prior to the expiration date of the Warrant, by the Seller by surrendering the Warrant to the Company, without payment of any other consideration, together with a duly executed notice of exercise in a form satisfactory to the Company. The number of common shares to be issued by the Company shall be calculated using the following formula:

	X	=	Y(A-B)
A

Where	X	=	the number of common shares to be issued to the Seller

	Y	=
the number of common shares purchasable under the warrant or, if the Warrant is being exercised in part, under the portion of the Warrant being exercised (at the date of surrender of the Warrant and the notice of exercise)

	A	=	the Market Price (at the date of surrender and the notice of exercise, which is the closing price of the Company’s )

	B	=	the per share Warrant exercise price

SECTION 3. Representations of Sellers. Sellers hereby represent and warrant to, and agree with, Buyer as follows:

3.1 Authorization; Absence of Conflicting Agreements. This Agreement constitutes the valid and binding obligation of Sellers enforceable against him in accordance with its terms. No consent of any person is required for Seller to enter into and deliver this Agreement or to consummate the transactions contemplated hereby.

3.2 Title to Acquired Assets; Liens and Encumbrances. Sellers have good and marketable title to all of the Acquired Assets. None of the Acquired Assets are subject to any lien.

SECTION 4. Representation of the Buyer. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Buyer.

SECTION 5. Further Assurances. Sellers shall promptly execute and deliver to Buyer any and all such further assignments, licenses, endorsements and other documents sufficient to convey to Buyer good and marketable title to all the Acquired Assets, free and clear of all mortgages, pledges, liens, licenses, security interests, restrictions, encumbrances or other security arrangements and all claims or agreements of any nature whatsoever as well as such other instruments of conveyance as counsel for Buyer may reasonably deem necessary or desirable (both at and after execution hereof) to effect or evidence the transfers contemplated hereby.

SECTION 6. Miscellaneous

6.1 Survival of Representations The representations and warranties contained in this Agreement shall survive the execution hereof for a period of one year.

6.2 No Broker. No broker or finder has been involved with any of the transactions relating to this Agreement. Each Party hereto agrees to indemnify, defend and hold the other Parties harmless from and against any claims made by any broker or finder for a commission or fee in connection with this Agreement or the transactions contemplated hereby.

6.3 Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter addressed herein.

6.4 Governing Law. This agreement shall be governed and construed by the laws of the State of New York governing contracts to be performed wholly within such State.

6.5 Benefit of Parties; Assignment. The Agreement may not be assigned by any Party except with the prior written consent of the other Parties hereto. Nothing herein contained shall confer or is intended to confer on any Person that is not a Party to this Agreement any rights under this Agreement.

6.6 Waivers and Amendments Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in a writing signed by the Parties. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights hereunder at any time to force strict compliance thereafter with every term or condition of this Agreement.

6.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the day and year first above written.

OPTIONABLE, INC. By: s/s Kevin Cassidy Name: Kevin Cassidy Title: Chief Executive Officer	Sellers: s/s Peter Holmquist Peter Holmquist
s/s Douglas Town Douglas Town

s/s Joseph McHugh Joseph McHugh